                                                                      EXHIBIT 12
                                                                      ----------



           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
           -----------------------------------------------------------
                          FIRST UNION MANAGEMENT, INC.
                          ----------------------------
             STATEMENTS OF RATIOS OF COMBINED INCOME FROM OPERATIONS
             -------------------------------------------------------
                    AND COMBINED NET INCOME TO FIXED CHARGES
                    ----------------------------------------
                          (IN THOUSANDS, EXCEPT RATIOS)


                                                                                 YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------------
                                                                        Restated(2) Restated(2) Restated(2) Restated (2)
                                                             1998         1997        1996        1995         1994
                                                             ----         ----        ----        ----         ----

Income (loss) before capital gain or
  loss, extraordinary loss, cumulative effect
  of accounting change and after loss allocated to
  minority interest                                        $(91,465)    $ 4,434    $ 1,681     $   881      $ 4,261

Add fixed charges, exclusive of
  construction interest capitalized                          51,437      30,479     24,018      22,987       21,865
                                                           --------      ------    -------     -------      -------

Income (loss) from operations, as defined                   (40,028)     34,913     25,699      23,868       26,126
Capital gains                                                10,346       1,468        ---      31,577          ---

Reduction for unrealized loss on
  carrying value of assets
 identified for disposition                                     ---         ---        ---     (14,000)         ---
                                                           --------     -------    -------     -------      -------

Net income (loss), as defined                              $(29,682)    $36,381    $25,699     $41,445      $26,126
                                                           ========     =======    =======     =======      =======

Fixed charges:
  Interest
     - Mortgage loans                                      $ 29,032     $15,437    $ 8,877     $ 7,670      $ 7,335
     - Senior notes                                           5,856       8,875      9,090       9,305        9,305
     - Notes payable                                          3,757         ---        ---         ---          ---
     - Bank loans and other                                  12,214       5,552      5,459       5,422        4,640
     - Capitalized interest                                     ---         ---        121         169          ---
     Amortization of debt issue costs                           150         215        196         184          168
     Rents (1)                                                  428         400        396         406          417
                                                           --------     -------    -------     -------      -------

Fixed charges, as defined                                  $ 51,437     $30,479    $24,139     $23,156      $21,865
                                                           ========     =======    =======     =======      =======

Preferred dividend accrued                                 $  2,999     $ 4,831    $   845     $   ---      $   ---
                                                           ========     =======    =======     =======      =======

Ratio of income (loss) from operations, as
 defined, to fixed charges                                       --        1.15       1.06        1.03         1.19
                                                           ========     =======    =======     =======      =======

Ratio of net income (loss), as defined,
 to fixed charges                                                --        1.19       1.06        1.79         1.19
                                                           ========     =======    =======     =======      =======

Ratio of net income (loss) as defined, to
 fixed charges and
 preferred dividend                                              --        1.03       1.03        1.79         1.19
                                                           =========    =======    =======     =======      =======


--------------------

(1) The interest portion of rentals is assumed to be one-third of all ground rental and net lease payments.

(2) The Trust has restated its Combined Financial Statements for each of the five years ended December 31, 1998 as a result of changing the lives of assets used to calculate depreciation expense.